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                    METLIFE INVESTORS USA INSURANCE COMPANY

                        222 Delaware Avenue, Suite 900
                             Wilmington, DE 19899

                         INTERNAL EXCHANGE ENDORSEMENT

ENDORSEMENT DATE: 05/02/2011

As of the Endorsement Date, this Endorsement is attached to and made a part of Your Contract. The following is added to the Withdrawals provision of the Contract Schedule:

We may waive, by written notice, applicable Withdrawal Charges with respect to all or any portion of the Account Value that is directly transferred to or from an annuity contract issued by Us or one of Our affiliate companies.

MetLife Investors USA Insurance Company has caused this Endorsement to be signed by its [Secretary].

                                          /s/ Isaac Torres

                                          [Secretary]

MLIU-EXC (12/10)